EXHIBIT 10.3
AMENDMENT TO THE
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
under the
BELLRING BRANDS, INC. 2019 LONG-TERM INCENTIVE PLAN

    THIS OMNIBUS AMENDMENT (this “Amendment”), dated as [Date], amends each Performance-Based Restricted Stock Unit Agreement (each as amended from time to time, an “Agreement”) outstanding as of the date hereof under the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and is entered into by BellRing Brands, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the same meanings as in the applicable Agreement or the Plan, as applicable.
WHEREAS, in connection with the separation of the predecessor BellRing Brands, Inc. (“Old BellRing”) and its affiliates from Post Holdings, Inc. (“Post”), in a series of transactions effectuated on March 10, 2022 (collectively, the “Transaction”) pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (as amended, the “Transaction Agreement”), the Board of Directors of the Company (the “Board”) approved, adopted and authorized the Company’s assumption of the Plan and all outstanding Awards thereunder, including Awards of performance-based restricted stock units (“PRSUs”);
WHEREAS, in connection with the receipt by holders of Old BellRing Class A common stock, par value $0.01 (the “Old BellRing Common Stock”) of $2.97, which is the Per Share Cash Consideration (as defined in the Transaction Agreement) pursuant to the Transaction, the Company has determined it is advisable and appropriate to amend each Agreement to reflect adjustments authorized by the Committee and to make such other amendments to each Agreement to conform the terms contained therein to reflect the Company’s corporate structure and ownership after giving effect to the Transaction; and
WHEREAS, pursuant to Sections 2(b) and 12(e) of the Plan, the Committee is authorized to amend all Agreements.
NOW, THEREFORE, each Agreement is amended as follows:
1.Any reference in the Agreement to (i) the “Company” shall be deemed to refer to BellRing Brands, Inc., as incorporated on March 10, 2022 under the laws of the State of Delaware, (ii) “Common Share” shall be deemed to refer to shares of the Company’s common stock, par value $0.01 per share, and (iii) “Agreement” shall be deemed to refer to the applicable Agreement, as amended by this Amendment (and for the avoidance of doubt, as amended by any prior amendments). In each case such references shall be deemed to have been made as appropriate to render such amendments logical.

2.The number of PRSUs subject to each Award of PRSUs granted under such Agreement held by each Grantee is adjusted in a number equal to the product of (a) the number of PRSUs subject to such Agreement and (b) a fraction, the numerator of which is $2.97 and the denominator of which is the volume-weighted average price of (i) Old BellRing Common Stock for the five trading days prior to and including March 10, 2022 and (ii) Common Shares for the five trading days subsequent to March 10, 2022, which is $25.4389, rounded down to the nearest whole PRSU (such that no PRSUs or other consideration is issued in respect of a fractional Common Share). Such resulting number of PRSUs shall be subject to all of the terms, conditions and restrictions as set forth in the Agreement as amended hereby.

3.All provisions of each Agreement that are not expressly amended by this Amendment shall remain in full force and effect (including, for the avoidance of doubt, all vesting and forfeiture provisions).

[Signature Page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its authorized agent, as of the day and year first above written.

BellRing Brands, Inc.

By:
Name:
Title: